Exhibit 99.1

Orchestra BioMed to Receive Up to $21 Million in Proceeds from Acquisition of Vivasure by Haemonetics

-	$11 million in proceeds expected to be received during 2026, with remainder of expected proceeds to be received in future revenue earnouts

-	Vivasure Medical Limited (“Vivasure”) has been a strategic holding of Orchestra BioMed since the Company’s formation

NEW HOPE, PA, January 12, 2026 (GLOBE NEWSWIRE) -- Orchestra BioMed Holdings, Inc. (Nasdaq: OBIO, “Orchestra BioMed” or the “Company”), a biomedical innovation company accelerating high-impact technologies to patients through risk-reward sharing partnerships, today announced that it expects to receive up to $21 million in cash proceeds in connection with the acquisition of Vivasure, an Ireland-based company pioneering next-generation technology for percutaneous vessel closure, by Haemonetics Corporation (NYSE: HAE, “Haemonetics”), which closed on January 9, 2026.

Vivasure was a strategic holding of Orchestra BioMed prior to the transaction. In connection with the closing of the transaction, Orchestra BioMed expects to receive $11 million of proceeds in 2026 made up of approximately $5 million upfront and approximately $6 million in a first milestone payment. The remainder of the proceeds are expected to be received in future revenue earnouts based on the achievement of certain milestones.

Vivasure’s PerQseal® Elite system uses a proprietary bioabsorbable patch to seal large-bore (up to 26 F) arteriotomies and venotomies from inside the vessel, offering a sutureless, fully absorbable solution for structural heart and endovascular procedures. In 2025, Vivasure submitted a Premarket Approval application to the U.S. Food and Drug Administration for the PerQseal Elite arterial closure system and received CE Mark approval in Europe for both arterial and venous indications. Results from the prospective, single-arm, multi-center ELITE arterial study demonstrated ease of use with no need for pre-close, with 0% major complications at 30-day follow-up, and immediate median time to hemostasis.1,2

David Hochman, Chairman and Chief Executive Officer of Orchestra BioMed, who also served as an active board observer of Vivasure stated, “Vivasure has been a strategic holding since the formation of Orchestra BioMed, and we have been active and intentional in supporting the company for many years. We are very proud of the outstanding clinical results from the PerQseal product platform which we believe clearly positions it as a best-in-class solution for large diameter percutaneous vessel closure. This transaction represents a clear realization of our preferred approach to device development, powered by long-term, strategically aligned partnerships. We wish Haemonetics every success as it takes PerQseal forward commercially.”

Andrew Glass, Chief Executive Officer of Vivasure Medical Limited commented, “Orchestra BioMed has been a deeply engaged partner since the earliest days of Vivasure. Their co-founders helped to lead our initial financing and supported the development of our PerQseal technology from concept stage. With Orchestra BioMed CEO, David Hochman, serving as an active board observer since 2019, and COO, Darren Sherman as an original board member through 2016, their strategic insight and guidance contributed meaningfully to the development of our product and its evolution to this next chapter.”

“We recognize and appreciate the meaningful role Orchestra BioMed played as a long-term strategic partner in the development of Vivasure,” said Rajeev Varma, Senior Vice President, Strategy and Corporate Development of Haemonetics. “Vivasure has built a clinically differentiated closure device technology with PerQseal Elite, supported by strong clinical performance and safety data, representing a compelling opportunity to strengthen our impact in the large-bore closure market and structural heart and endovascular procedures.”

About Orchestra BioMed

Orchestra BioMed is a biomedical innovation company accelerating high-impact technologies to patients through strategic collaborations with market-leading global medical device companies. The Company’s two flagship product candidates - Atrioventricular Interval Modulation (AVIM) Therapy and Virtue® Sirolimus AngioInfusion™ Balloon (Virtue SAB) - are currently undergoing pivotal clinical trials for their lead indications, each representing multi-billion-dollar annual global market opportunities. AVIM Therapy is a bioelectronic treatment for hypertension, the leading risk factor for death worldwide, and is designed to be delivered as a firmware upgrade to a pacemaker and achieve immediate, substantial and sustained reductions in blood pressure in patients with hypertensive heart disease. The Company has a strategic collaboration with Medtronic, one of the largest medical device companies in the world, for the development and commercialization of AVIM Therapy for the treatment of uncontrolled hypertension in pacemaker-indicated patients. AVIM Therapy has FDA Breakthrough Device Designation for these patients, as well as an estimated 7.7 million total patients in the U.S. with uncontrolled hypertension despite medical therapy and increased cardiovascular risk. Virtue SAB is a highly differentiated, first-of-its-kind non-coated drug delivery angioplasty balloon system designed to deliver a large liquid dose of proprietary extended-release formulation of sirolimus, SirolimusEFR™, for the treatment of atherosclerotic artery disease, the leading cause of mortality worldwide. Virtue SAB has been granted Breakthrough Device Designation by the FDA for the treatment of coronary ISR, coronary small vessel disease and below-the-knee peripheral artery disease. For further information about Orchestra BioMed, please visit www.orchestrabiomed.com, and follow us on LinkedIn.

About Haemonetics

Haemonetics is a global medical technology company dedicated to improving the quality, effectiveness and efficiency of health care. Haemonetics innovative solutions addressing critical medical needs include a suite of hospital technologies designed to advance standards of care and help enhance outcomes for patients; end-to-end plasma collection technologies to optimize operations for plasma centers; and products to enable blood centers to collect in-demand blood components. To learn more about Haemonetics, visit www.haemonetics.com.

About Vivasure Medical Limited

Based in Galway, Ireland, Vivasure is focused on the development of advanced polymer implants and delivery systems, primarily focused on minimally invasive vessel closure in cardiology, interventional radiology and vascular surgery. Vivasure operates a fully integrated R&D and ISO 13485 certified manufacturing facility.

PerQseal and PerQseal Elite are not available for sale in the United States. For more information, please visit www.vivasuremedical.com.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements relating to the results of the acquisition of Vivasure by Haemonetics including the proceeds expected to be received by the Company pursuant to the achievement of certain milestones. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political, and legal conditions; risks related to regulatory approval of the Company’s commercial product candidates and ongoing regulation of the Company’s product candidates, if approved; the timing of, and the Company’s ability to achieve expected regulatory and business milestones; the impact of competitive products and product candidates; and the risk factors discussed under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 31, 2025 and the risk factor discussed under the heading “Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, which was filed with the SEC on May 12, 2025.

The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, the Company cautions against placing undue reliance on these forward-looking statements, which only speak as of the date of this press release. The Company does not plan and undertakes no obligation to update any of the forward-looking statements made herein, except as required by law.

Investor Contact:

Silas Newcomb

Orchestra BioMed

Snewcomb@orchestrabiomed.com

Media Contact:

Kelsey Kirk-Ellis

Orchestra BioMed

kkirkellis@orchestrabiomed.com

References

1.	Miegham, First in man use of the Vivasure PerQseal® Elite for large hole arterial closure, PCR London Valves Meeting 2024.

2.	Miegham, First in Man (FIM) Experience of the Vivasure PerQseal® ELITE System for Large Hole Closure: The ELITE and ELITE Venous Studies, Transcatheter Cardiovascular Therapeutics Meeting 2024.